Staffing 360 Solutions to Announce 2018 First Quarter Financial Results and Host Investor Conference Call on Monday, May 14

New York, NY – May 10, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the U.S. and the U.K., today announced that it will issue its 2018 First Quarter financial results before the market opens on May 14, 2018.

In addition, Brendan Flood, Chairman and Chief Executive Officer, and David Faiman, Chief Financial Officer, of STAF 360, will host a conference call focusing on financial results, recent business developments and growth initiatives, the same day at 9:00am Eastern Time. A Q&A session will follow the prepared remarks.

Interested parties may participate in the call by dialing 877.407.0778 (U.S), 800.756.3429 (U.K.) or 201.689.8565 (other international locations).  Please dial in 10 minutes prior to the beginning of the call.

The conference call will be simultaneously webcast and available at: http://www.investorcalendar.com/event/29626. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on STAF 360’s web site.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Commercial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / +1 (646) 507-5711